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                 MASTER NOTE PURCHASE AND REPURCHASE AGREEMENT

     This Master Note Purchase and Repurchase Agreement (this "Agreement") is executed as of August 31, 1997 by The Selmer Company, Inc. with an address of 600 Industrial Parkway, Elkhart, IN 46516 ("Selmer") and Textron Financial Corporation with an address of 6120 Earle Brown Drive, Brooklyn Center, MN 55430 ("TFC").

                                  RECITALS

     A. Selmer manufactures and distributes musical instruments ("Selmer Products") and extends credit to selected retail dealers of Selmer Products ("Dealers"), facilitating the acquisition of Selmer Products by such Dealers (the "Floor Plan");

     B. In order to secure the Floor Plan, among other security, Selmer establishes a first priority security interest in the Selmer Products financed pursuant to the Floor Plan;

     C. Selmer, from time to time, pursuant to powers of attorney granted to Selmer by Dealers, executes promissory notes on behalf of Dealers evidencing all or a portion of the outstanding indebtedness under the Floor Plan (the "Notes");

     D. Selmer and TFC intend that TFC will, from time to time, in an amount not to exceed an aggregate of $14 Million at any time outstanding and with full recourse to Selmer, purchase the Notes and take an assignment of all security for, and all other rights of Selmer associated with, such Notes and the indebtedness evidenced thereby; and

     E. Selmer shall be obligated to repurchase the Notes under the circumstances set forth in this agreement.

                                   AGREEMENT

     In reliance upon the various representations, warranties and covenants set forth in this Agreement, Selmer and TFC agree as follows:

                         ARTICLE I - PURCHASE OF NOTES

     1.1 PURCHASE OF NOTES. Provided that Selmer is in compliance with, and is not in breach of, any of its warranties, covenants or other obligations set forth in this Agreement (and will not be in breach of, or in non-compliance with, such obligations following the purchase hereinafter described), TFC will purchase Eligible Notes (as hereinafter defined) from Selmer in an aggregate amount at any time outstanding not to exceed $14 Million. The purchase price for each Eligible Note shall be equal to the outstanding principal balance of such Eligible Note at the time of purchase (the "Purchase Price").

     1.2  ELIGIBLE NOTES.  An "Eligible Note" is a Note which:

          ( a )     is not in default;

          ( b )     conforms to the documentation requirements set forth in
Section 1.4;

          ( c )     is for a term not to exceed twenty-four (24) months;


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          ( d )     provides for full straight line amortization of the
principal balance thereof (or some other amortization of principal acceptable to TFC); and

          ( e )     is from a Dealer with which TFC has not had a prior
unsatisfactory relationship.

     In order for TFC to make a determination as to the eligibility of a Note, Selmer shall submit a list of Dealers to TFC and update such list on a regular basis. In addition, if TFC's purchase of a Note would result in the aggregate amount of outstanding principal under all Notes purchased by TFC with respect to the subject Dealer exceeding $150,000.00, such Note shall not be an "Eligible Note" unless TFC determines that the creditworthiness of such Dealer is acceptable.

     1.3 MINIMUM YIELD ON PURCHASED NOTES. To the extent that any Eligible Note purchased by TFC (a "Purchased Note") accrues interest in any month at a rate (the "Note Rate") less than the Minimum Acceptable Interest Rate (as hereinafter defined), Selmer agrees to pay to TFC, on or before the twentieth
(20th) day of the following month, the difference between the amount of interest accrued during such month at the Note Rate and the amount of interest which would have accrued during such month at the Minimum Acceptable Interest Rate. The Minimum Acceptable Interest Rate shall be a variable rate per annum, adjusted monthly, equal to Prime plus three and one-quarter percent (3.25%). Prime for any month shall be the greater of: (a) the prime commercial rate of interest per annum published by the index bank referenced in the Purchased Notes on the last day of the preceding month, or (b) Seven percent (7.0%) per annum. Unless otherwise specified in the Purchased Notes, all interest calculations under the Purchased Notes shall be done using a year of 360 days and the actual number of days elapsed in the computation period.

     1.4 REQUEST FOR PURCHASE OF A NOTE. Selmer may, from time to time, request that TFC purchase Notes. Selmer shall not sell any Note to any other party unless Selmer has first requested that TFC purchase such Note. Any such request shall be made by submitting, for each Note, a completed Request for Purchase of a Note in the form attached hereto as EXHIBIT 1.4(A); and the sole original of such Note in the form attached hereto as EXHIBIT 1.4(B) ("Original Note"). In addition, TFC shall have the right to receive copies of the bookkeeping counterpart of all invoices identifying the indebtedness evidenced by such Original Note (the "Invoices") and upon such request made by TFC, Selmer shall deliver the Invoices within seven (7) business days. Such Original Note shall have been executed on behalf of the Dealer obligated thereon by an authorized officer of The Selmer Company, Inc., pursuant to a valid power of attorney, and shall be endorsed to TFC by Selmer as shown in
EXHIBIT 1.4(B). The Invoices and supporting material shall collectively identify the Selmer Products being sold pursuant thereto by model and serial number, except for various accessory Selmer Products which do not bear serial numbers and which will not, in the aggregate, constitute more than five percent (5.0%) of the value of the Selmer Products identified on the Invoices.
Provided that the Original Note is an Eligible Note, TFC shall pay the Purchase Price for such Note to Selmer, or Selmer's designee, in immediately available funds, by wire transfer, within ten (10) calendar days following TFC's receipt of the foregoing documents in acceptable form. If TFC determines that any Note submitted for purchase is not an Eligible Note, TFC shall return all documents associated with such submission to Selmer within five days (5) following TFC's receipt of the foregoing documents.

     1.5 ASSIGNMENT OF SECURITY AND OTHER RIGHTS. In connection with each Purchased Note, Selmer assigns to TFC all of Selmer's rights to payment of the indebtedness evidenced by such Purchased Note, all of Selmer's rights associated with Selmer Products identified on the Invoices, an undivided joint interest in all other security or such indebtedness in which Selmer has an interest, and an undivided joint interest rights of Selmer associated with such indebtedness. The rights of Selmer described in the foregoing sentence include, but are not limited to, Selmer's rights under the Security Agreement and Power of Attorney entered into by Selmer with the

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applicable Dealer, any Guaranty and Waiver By Individual(s) or similar instrument(s) executed in connection therewith, and Selmer's interest under policies of insurance covering Selmer Products owned by the applicable Dealer. The collection of writings evidencing the rights described in this Section, including the Purchased Notes, are hereinafter referred to as the "Chattel Paper."

     1.6 PERFECTION AND PROTECTION OF TFC'S INTEREST IN PURCHASED CHATTEL PAPER. TFC shall perfect its interest in all purchased Chattel Paper by filing an appropriate UCC-1 Financing Statement identifying the Chattel Paper to be purchased. In addition, all original instruments executed between Selmer and the Dealers associated with purchased Chattel Paper, pursuant to which such Dealers have granted a security interest in Selmer Products to Selmer, shall be conspicuously stamped with the legend set forth at EXHIBIT 1.6 hereto.

     1.7 ALTERATION OF CHATTEL PAPER AND WAIVER OF RIGHTS. For so long as there are outstanding amounts owing to TFC under a Purchased Note or Purchased Notes, Selmer agrees not to amend, supplement or otherwise alter, or waive any rights under, any of the purchased Chattel Paper associated therewith without TFC's prior consent. TFC agrees not to amend, supplement or otherwise alter, or waive any rights under, any purchase Chattel Paper without Selmer's prior consent, except for purchased Chattel Paper assocated with a Purchased Note or Purchased Notes for which Selmer has failed to honor its repurchase obligations under this Agreement.

                       ARTICLE II - REPURCHASE OF NOTES

     2.1 REPURCHASE OF NOTES. Selmer shall be obligated, if requested by TFC, to repurchase all or a portion of the Purchased Notes under the following circumstances:

          (a) Selmer shall be obligated, if requested by TFC, to repurchase all of the Purchased Notes relating to a particular Dealer if any of the following occur: (i) such Dealer defaults in the payment of principal and/or interest under the applicable Purchased Note(s) and such obligation(s) is past due more than ninety (90) days; (ii) such Dealer is otherwise in default under the terms of the applicable Purchased Note(s); or (iii) Selmer breaches the terms of any warranty contained in Sections 3.4 and 3.5 of this Agreement as such warranty relates to such Dealer or the applicable Purchased Notes; and

          (b) Selmer shall be obligated, if requested by TFC, to repurchase ALL Purchased Notes if Selmer: (i) breaches any provision of this Agreement, other than the warranties set forth in Section 3.4 and 3.5 of this agreement; (ii) is in default under the terms and conditions of any loan, lease, or similar agreement pursuant to which Selmer's aggregate obligations are $1 Million or more and all applicable grace periods for the cure of such default have expired; or (iii) is the subject of a bankruptcy, receivership or similar proceeding which, if involuntary, is not dismissed within thirty
(30) days following its commencement.

     In the event that Selmer is obligated to repurchase a Purchased Note because of a circumstance set forth in the foregoing Subparagraph (a), Clause
(i) or Clause (ii), Selmer shall have the right to cause such Dealer to cure such default (in its entirety) within thirty (30) days following receipt of notice from TFC of the occurrence of such circumstance. In the event that Selmer is obligated to repurchase some or all of the Purchased Notes because of a circumstance set forth in the foregoing Subparagraph (a), Clause (iii), or Subparagraph (b), Clause (i) (expect for Selmer's breach of the warranties and/or obligations set forth in Sections 1.3, 2.2, 4.1, 4.2(b) and 4.4(b) of this Agreement), Selmer shall have the right to cure such breach within thirty
(30) days following receipt of notice from TFC of the occurrence of such breach.

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     2.2  REPURCHASE PRICE.  The Repurchase Price for a Purchased Note shall be equal to all principal, accrued interest and other charges owing to TFC pursuant to such Purchased Note, and owing to TFC by Selmer pursuant to
Section 1.3, as of the date that Selmer pays the Repurchase Price to TFC. Selmer shall pay the Repurchase Price for a Purchased Note to TFC within fifteen (15) days following receipt of notice from TFC that Selmer is required to repurchase such Purchased Note.

     2.3 REASSIGNMENT OF RIGHTS. In connection with Selmer's repurchase of a Purchased Note, TFC shall reassign to Selmer all of TFC's rights in the Chattel Paper associated therewith previously assigned to TFC by Selmer. TFC warrants that such assignment of rights shall be free and clear of the interest of any party claiming such interest through TFC. TFC shall endorse the applicable Original Note to Selmer, without recourse, and shall return such Original Note to Selmer together with the Invoices related thereto.

                      ARTICLE III - WARRANTIES OF SELMER

     Selmer continuously warrants to TFC as follows:

     3.1 ORGANIZATION. Selmer is a corporation duly organized, validity existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently being conducted. Selmer is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by Selmer, or the nature of the business conducted by Selmer, makes such qualification necessary, except where the failure to be so qualified would not have an adverse effect on the financial condition or business prospects of Selmer (an "Adverse Effect").

     3.2 AUTHORIZATION. Selmer has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Selmer has duly approved and authorized the execution and delivery of this Agreement, and no other proceedings on the part of Selmer are necessary in connection therewith. This Agreement constitutes a valid and binding obligation of Selmer, enforceable against Selmer in accordance with its terms.

     3.3 AUTHORITY. The compliance by Selmer with the provisions hereof will not: ( a ) violate any provision of the charter documents or by-laws of Selmer; ( b ) violate any provision of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), or result in the creation of any lien, security interest, charge of encumbrance upon any of the properties of Selmer, pursuant to the terms of any agreement, instrument or other obligation to which Selmer is party or by which any of Selmer's properties are bound; ( c ) violate any order, rule or regulation of any court or governmental authority; or ( d ) require the consent of, or notice to, any governmental or regulatory authority.

     3.4 PURCHASED CHATTEL PAPER. All of the documents associated with purchased Chattel Paper contained in Selmer's credit or documentation files are, in all material respects, what they purport to be and, as appropriate, are valid and binding obligations of the Dealer associated therewith, enforceable against such Dealer in accordance with their terms, except: (a) as enforcement may be limited by bankruptcy or other similar laws affecting the enforcement of creditors' rights generally; and (b) that the remedy of specific performance and other forms of equitable relief are subject to judicial discretion. Selmer has good and marketable title to the purchased Chattel Paper and to the indebtedness evidenced thereby, free and clear of all defenses, set-offs, counterclaims, liens and encumbrances of every kind and nature. Each Purchased Note constitutes a bona fide loan by Selmer to the applicable Dealer, in an amount equal to the Purchase Price for such Eligible Note. Selmer has not accepted interest, or any other similar amounts, from any Dealer obligated on

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any Purchased Note in advance of any due date occurring after the date that
Selmer completes a Request for Purchase of a Note with respect thereto.

     3.5 PRIORITY OF LIENS AND INSURANCE. Selmer has a perfected security interest in all Selmer Products owned by each Dealer associated with a Purchased Note. Selmer has a first priority security interest in each of the Selmer Products which is identified on the Invoices. Each Dealer associated with a Purchased Note has obtained property insurance covering its inventory of Selmer Products for their full replacement value and naming Selmer as Loss Payee.

     3.6 REPORTS AND INFORMATION. All reports and information delivered or conveyed by Selmer to TFC pertaining to the Purchased Notes are accurate and complete in all material respects.

     3.7 LITIGATION. There are no proceedings before any court or governmental authority (each a "Proceeding") pending or, to the best of Selmer's knowledge, threatened against Selmer which, if adversely determined, would have an Adverse Effect. Selmer is not subject to any judgment or other order entered in any law suit or proceeding which would have an Adverse Effect.

     3.8 COMPLIANCE WITH LAWS. The Purchased Notes have been entered into by Selmer in accordance with all applicable laws and other requirements of governmental authorities (including, but not limited to, usury, equal credit opportunity and similar laws or regulations), except where the failure to comply with such laws, regulations or other requirements would not have an Adverse Effect.

           ARTICLE IV - AFFIRMATIVE AND NEGATIVE COVENANTS OF SELMER

     Selmer covenants and agrees with TFC as follows:

     4.1 FINANCIAL STATEMENTS. Selmer shall deliver to TFC, within one hundred twenty (120) days following the close of each of Steinway Musical Instruments, Inc. and Subsidiaries ("Parent") fiscal years, Parent's financial statements, certified by a recognized firm of certified public accountants as having been prepared in accordance with generally accepted accounting principles and as presenting fairly the financial condition of Parent and Selmer as of the date thereof and for the period then ended. Selmer shall deliver to TFC such other financial information as TFC shall reasonably request, including, within forty-five (45) days following the close of each of Parent's fiscal quarters, Parent's financial statements, certified by the chief financial officer of Parent and/or Selmer as having been prepared in accordance with generally accepted accounting principles and in a manner consistent with the normal accounting practices of Selmer. Each time that Selmer delivers Parent's financial statements to TFC, Selmer shall also deliver a certificate from the chief financial officer of Parent and/or Selmer indicating whether Selmer was in compliance with the provisions of
Section 4.6 of this Agreement as of the date of such financial statements.

     4.2 BOOKS AND RECORDS. Selmer shall: (a) keep accurate and complete records pertaining to the purchased Chattel Paper, and (b) permit TFC, upon reasonable notice and at reasonable times, to audit the credit and documentation files of a Dealer associated with purchased Chattel Paper, or an Eligible Note which Selmer has requested that TFC purchase.

     4.3 ADDITIONAL DOCUMENTATION. Selmer shall execute and deliver to TFC all additional documents which TFC may, from time to time, determine are necessary or appropriate to evidence or perfect TFC's interest in the purchased Chattel Paper.

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     4.4  EXISTENCE, NAME AND PRINCIPAL PLACE OF BUSINESS.  Selmer shall:
(a) maintain its existence in good standing, and (b) deliver to TFC written notice, at least sixty (60) days in advance, of any proposed change in Selmer's name or the location of Selmer's principal place of business.

     4.5 BREACH OR DEFAULT. Selmer shall notify TFC as soon as reasonably possible upon the occurrence of any circumstance which puts Selmer in breach of any of Selmer's covenants, warranties or agreements contained in this Agreement.

     4.6 FINANCIAL COVENANTS. Selmer (as represented in Parent's financial statements) shall not permit its: (a) Tangible Net Worth (as hereinafter defined) to be less than $50 Million, or (b) the ratio of its Adjusted Indebtedness (as hereinafter defined) to Tangible Net Worth to be greater than 2.0 to 1.0. "Tangible Net Worth" means the shareholders equity of Selmer, increased by Selmer's Subordinated Debt (as hereinafter defined), and reduced by Selmer's intangible assets. "Subordinated Debt" includes in the Senior Subordinated Notes (in the original principal amount of $110 Million) and any other indebtedness of Selmer owing to a party which has subordinated its right to payment of such indebtedness to the right of TFC to payment under this Agreement. "Adjusted Indebtedness" means Selmer's total liabilities, reduced by unfunded pension liability and the reserves for recourse notes.

                           ARTICLE V - MISCELLANEOUS

     5.1 TERM OF AGREEMENT. This Agreement shall be in effect for a period of three (3) years from the date hereof. TFC may terminate this Agreement if Selmer is, at any time, obligated to repurchase all Purchased Notes. Any termination or expiration of this Agreement shall not affect the obligations of Selmer and TFC under this Agreement with respect to Chattel Paper purchased by TFC from Selmer.

     5.2 POWER OF ATTORNEY. Selmer irrevocably appoints TFC, and any person designated by TFC, for so long as any obligation remains outstanding under any Purchased Note, as Selmer's true and lawful attorney-in-fact to:
(a) endorse, in TFC's or Selmer's name, any draft or other order for the payment of money payable to Selmer and related to the purchased Chattel Paper, and
(b) execute, in TFC's or Selmer's name, all other instruments and documents necessary or appropriate to enable TFC to enforce TFC's rights in the purchased Chattel Paper against any associated Dealer.

     5.3 INTEGRATION, MODIFICATION AND COURSE OF DEALING. This Agreement constitutes the entire agreement of Selmer and TFC relative to the subject matter hereof. No modification of, or supplement to, this Agreement shall bind Selmer or TFC unless in writing and signed by an authorized officer of Selmer or TFC, as appropriate. No course of dealing and no delay or failure of Selmer or TFC to exercise any right, power or privilege under this Agreement will affect any other or future exercise of such right, power or privilege.

     5.4 ASSIGNMENT AND DELEGATION. Selmer shall have the right, from time to time, to sell, assign or otherwise transfer its entire interest in this Agreement to any entity which it controls, is controlled by, or is under common control with Selmer. Selmer may not assign or transfer any of its rights or delegate any of its obligations under this Agreement under any other circumstances. TFC shall have the right, from time to time, to sell, assign or otherwise transfer its interest in this Agreement and the purchased Chattel Paper, either in whole or in part, to any entity which controls, is controlled by, or is under common control with TFC.

     5.5 NOTICES. All notices, requests, demands and other communications made pursuant to this Agreement (the "Notices") shall be in writing and shall be sent by certified mail, return receipt requested. All of the Notices shall be sent to TFC (Attention: Vice President - Operations) or Selmer (Attention: Vice President

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of Finance) at the address for such party set forth at the end of this
Agreement or to such other address as such party shall designate from time to time.

     5.6 BINDING EFFECT AND GOVERNING LAW. This Agreement shall not be deemed to create any right in any party except as provided herein and shall inure to the benefit of, and by binding upon, the successors and assigns of Selmer and TFC. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF RHODE ISLAND, WITHOUT REFERENCE TO APPLICABLE CONFLICT ON LAW PRINCIPLES.

     The undersigned, pursuant to due corporate and/or partnership authority, have caused this Agreement to be executed as of the date set forth above.

                                   TFC:

                                   TEXTRON FINANCIAL CORPORATION


                                   By:   s/Gary R. Kamrath
                                      ----------------------------------------
                                   Print Name:   Gary R. Kamrath
                                               -------------------------------
                                   Print Title:     Vice President
                                               -------------------------------
                                   Address:  6120 Earle Brown Drive
                                             Brooklyn Center, MN  55430


                                   SELMER:

                                   THE SELMER COMPANY, INC.


                                   By:   s/Michael R. Vickrey
                                      ----------------------------------------
                                   Print Name:    Michael R. Vickrey
                                               -------------------------------
                                   Print Title:      Executive V.P. - Finance
                                               -------------------------------
                                   Address:  600 Industrial Parkway
                                             Elkhart, IN  46516

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                                  EXHIBIT 1.6


The Selmer Company, Inc. has assigned a portion of its rights under this agreement to Textron Financial Corporation ("TFC") in connection with TFC's purchase of certain indebtedness secured hereby.